EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated February 1, 2012 and between Bioshaft Water Technology Inc., a Nevada corporation (the “Company”), and Walter J. Zurawick Jr., an individual (the “Executive”).

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1.

Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1

Duties and Responsibilities. Executive shall serve as President of the Company on a full time basis.  During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors from time to time.  The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

1.2

Employment Term.  The term of this Agreement shall commence as of February 1, 2012 (the “Effective Date”) and shall continue for twenty four (24) months, unless earlier terminated in accordance with Section 4 hereof.  The term of Executive’s employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Employment Term, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Employment Term.  Upon termination by the Company, Executive is entitled to termination payments pursuant to Section 4 hereof.  The period commencing as of the Effective Date and ending twelve (12) months thereafter or such later date to which the term of Executive’s employment under the Agreement shall have been extended by mutual written Agreement is referred to herein as the “Employment Term.”

1.3

Extent of Service.  During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and shall devote such time Executive deems is reasonably necessary to perform his duties hereunder.

1.4

Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $210,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly).

1.5

Incentive Compensation.  Executive shall be eligible to earn a cash bonus of up to $25,000.  (Based on audited gross sales revenues of $7.5M - $10M) for each twelve-month period during the Employment Term based on meeting performance objectives and bonus criteria to be mutually approved by Executive and the Board of Directors including but not limited to the achievement of (i) successful private placement(s); (ii) debt management; (iii) expansion of operations and facilities; or (iv) objective personnel improvement.

1.6

Options.  During 2012, the Board of Directors shall create a Stock Option Plan and will make an initial grant of options from such Stock Option Plan to the Executive of an incentive ten (10) year option to purchase up to 5,000,000 of the Company’s Common Shares at an exercise price equal to the fair market value of the Company’s common stock at the time of grant, but not less than $0.15 per share which shall vest over 5 years in equal amounts of 1,000,000 options on each anniversary of this Agreement, assuming the Executive is employed by the Company on such vesting dates.

1.7

Other Benefits.  During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, medical, dental, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.  Executive shall be provided office space and staff assistance appropriate for Executive’s position and adequate for the performance of his duties. Insurance to be compensated at $500.00/month.

1.8

Miscellaneous.  Executive shall be provided with reimbursement of expenses related to Executive’s employment by the Company.  Executive shall be entitled to vacation and holidays in accordance with standard employment law requirements.

2.

Confidential Information.  Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company.  Executive covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.

Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company.  Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

3.

Non-Competition; Non-Solicitation.

3.1

Non-Compete.  The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.  For the purpose of this Agreement, (i) “Competing Business” means the designing, manufacturing and installing wastewater (sewage) treatment plants and (ii) “Covered Area” means all geographical areas of the United States, South America, and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents.  Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

3.2

Non-Solicitation.  The Executive hereby covenants and agrees that during the term of this Agreement, the Executive will not divert any business of the Company or any customers or suppliers of the Company and/or the Company’s business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3

Remedies.  The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company for any breach by the Executive of his covenants and agreements set forth herein.  Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4.

Termination.

4.1

By Company.

(a)

The Company may terminate Executive's employment prior to the expiration of the Term (“Termination”).  If such termination by the Company is for any reason other than a Termination for Cause (as defined in Section 4.1(b) hereof), or Executive’s death or disability, then:

(i)

all unvested options, warrants and other equity grants shall vest immediately,

(ii)

Executive will be entitled to receive no later than the last day of Executive’s employment severance payments equal to an amount equal to two (2) times the highest monthly cash compensation (salary plus bonus) paid to Executive during any twelve (12) month period prior to the termination, and

(iii)

Executive shall be entitled to a continuation of health and other medical benefits and coverage at the cost and expense of the Company for a period of not less than eighteen (18) months, in consideration for all of which the parties hereto shall exchange mutual releases of claims.

(b)

For purposes of this Agreement, the term "Termination for Cause" means, that the Company may at any time during the Employment Term terminate this Agreement, without notice and without liability for any claim, action or demand upon the happening of one or more of the following events a termination by reason of any of the following:

(i)

if the Executive fails to perform his duties in any material respect as such is determined by the Company in accordance with this Agreement;

(ii)

if the Executive conducts himself in a wilfully dishonest, or an unethical or fraudulent manner that materially damages or discredits the Company or is materially detrimental to the reputation, character or standing of the Company; or

(iii)

if the Executive conducts any unlawful or criminal activity, which activity materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company.

and any Base Salary or any other compensation to which the Executive would have been entitled or becomes entitled pursuant to this Agreement will cease on the effective date of the termination of this Agreement.

(c)

For purposes of this Agreement, Executive’s employment shall be deemed to have been terminated in the event of:

(i)

the material reduction of Executive’s title, authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s positions with the Company as stated in Section 1 hereof and determined;

(ii)

a reduction in the Base Salary of Executive not otherwise agreed upon by the parties; or

(iii)

any other material breach by the Company of this Agreement.

(d)

If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from the Company, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Executive of an excise tax under Section

4999 of the Internal Revenue Code, then, in addition to any other benefits to which the Executive is entitled under this Agreement, the Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Executive by reason of receiving Parachute Payments plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 4.1(d)) as if no excise taxes had been imposed with respect to Parachute Payments.

4.2

By Executive’s Death or Disability.  This Agreement shall also be terminated upon the Executive’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Executive is unable to perform his usual and essential duties for the Company.  In the event of termination by reason of Executive’s death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive’s Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year which death or permanent disability occurs.

4.3

Voluntary Termination.  Executive may voluntarily terminate the Employment Term upon sixty (60) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

5.

General Provisions.

5.1

Modification: No Waiver.  No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto.  Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement.  The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2

Further Assurances.  Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.3

Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company; to:	Bioshaft Water Technology Inc. 1 Orchard Road, #220 Lake Forest CA 98-0494003 Attention:
If to Executive, to:

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other in the manner specified in this Section.

5.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

5.5

Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6

Successors and Assigns.  Executive may not assign this Agreement without the prior written consent of the Company.  The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

5.7

Entire Agreement.  This Agreement supersedes all prior agreements and understandings between the parties, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8

Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument.  This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

BIOSHAFT WATER TECHNOLOGY INC.

By:	Authorized Signatory

WALTER J. ZURAWICK JR.

By:	Walter J. Zurawick Jr.